Exhibit 99.1
MERCHANTS & MANUFACTURERS BANCORPORATION, INC.
*** PRESS RELEASE ***
AMENDING PREVIOUSLY RELEASED EARNINGS
New Berlin, WI (March 10, 2006). Merchants & Manufacturers Bancorporation, Inc. (“Merchants”), a $1.46 billion asset financial holding company, today announced that the Company will incur an additional pre-tax charge against earnings of $2.4 million during the fourth quarter of 2005. Merchants will record a provision to its loan loss allowance for the amount referenced above to reserve for potential losses relating to a portion of the loan portfolio at one of its subsidiary banks.
On February 7, 2006 Merchants reported net income of $1.4 million, or $0.39 per fully diluted common share for the quarter ended December 31, 2005 and net income of $6.6 million, or $1.79 per fully diluted common share for the year ended December 31, 2005. Based on the additional charge, Merchants is now reporting a loss of $74,000, or $0.02 per fully diluted common share for the quarter ended December 31, 2005 and net income of $5.1 million, or $1.39 per fully diluted common share for the year ended December 31, 2005.
After the February 7, 2006 release, Merchants became aware that an officer at one of its subsidiary banks was operating outside of prescribed bank lending policies and procedures which activities may result in the bank experiencing losses with respect to certain loans. The bank has terminated the employment of the officer in question. Merchants has investigated this matter aggressively and will continue to do so, but believes it has identified the potential losses and anticipates that the additional provision for the general loan loss allowance will be sufficient to absorb losses relating to this matter.
Merchants intends to aggressively pursue any possible recoveries with respect to this matter including those which may result from potential insurance coverage from Merchants’ financial institution bond carrier, continued payments from borrowers with respect to the loans relating to this matter and restitution from the officer in question.
Despite the addition to the loan loss allowance, Merchants’ 2005 results demonstrate positive earnings. The capital position at both the holding company and the subsidiary banks continues to be strong and all of Merchants’ banks remain “well capitalized” in accordance with applicable banking regulations.
Michael Murry, Chairman, stated, “we are obviously disappointed by this occurrence; however it will not impact the strength of our company, our ability to pay dividends to our shareholders or our banks’ ability to service our customers needs. We remain on course with our plan for 2006 and beyond as we realize the efficiencies we have created with our operational platform.”
Merchants & Manufacturers Bancorporation, Inc. is a financial holding company headquartered in New Berlin, Wisconsin, a suburb of Milwaukee. Through our Community Financial Group network, we operate seven banks in Wisconsin (Community Bank Financial, Fortress Bank, Franklin State Bank, Grafton State Bank, Lincoln State Bank, The Reedsburg Bank and Wisconsin State Bank), one bank in Minnesota (Fortress Bank Minnesota) and one bank in Iowa (Fortress Bank Cresco). Our banks are separately chartered with each having its own name, management team, board of directors and community commitment. Together, our banks operate 48 offices in the communities they serve with more than 100,000 clients and total assets of $1.46 billion. In addition to traditional banking services, our Community Financial Group network also provides our clients with a full range of financial services including investment and insurance products, residential mortgage services, private banking capabilities and tax consultation and tax preparation services. Merchants’ shares trade on the “bulletin-board” section of the NASDAQ Stock Market under the symbol “MMBI.”

Certain statements contained in this press release constitute or may constitute forward-looking statements about Merchants which we believe are covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.
This release contains forward-looking statements concerning the Corporation’s prospects that are based on the current expectations and beliefs of management. When used in written documents, the words anticipate, believe, estimate, expect, objective and similar expressions are intended to identify forward-looking statements. The statements contained herein and in such future statements involve or may involve certain assumptions, risks and uncertainties, many of which are beyond the Corporation’s control, that could cause the Corporation’s actual results and performance to differ materially from what is expected. In addition to the assumptions and other factors referenced specifically in connection with such statements, the following factors could impact the business and financial prospects of the Corporation: general economic conditions; legislative and regulatory initiatives; monetary and fiscal policies of the federal government; deposit flows; disintermediation; the cost of funds; general market rates of interest; interest rates or investment returns on competing investments; demand for loan products; demand for financial services; changes in accounting policies or guidelines; and changes in the quality or composition of the Corporation’s loan and investment portfolio. Such uncertainties and other risk factors are discussed further in the Corporation’s filings with the Securities and Exchange Commission. The Corporation undertakes no obligation to make any revisions to forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
For more information contact:

Michael J. Murry, Chairman of the Board of Directors — (414) 425-5334

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